UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PG&E Corporation

(Name of the Registrant as Specified in its Charter)

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN GP, LLC

BLUEMOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.

BLUEMOUNTAIN SUMMIT TRADING L.P.

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC

BLUEMOUNTAIN FURSAN FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC

BLUEMOUNTAIN GP HOLDINGS, LLC

ANDREW FELDSTEIN

MICHAEL LIBERMAN

STEPHEN SIDEROW

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On January 24, 2019, BlueMountain Capital Management, LLC issued a press release (the “Press Release”) that included a link to a letter to the shareholders of PG&E Corporation (the “Letter”). Copies of the full text of the Press Release and the Letter are included below.

BlueMountain Capital Management, LLC Urges PG&E Shareholders to Replace Board

Plans to Announce New Slate of Board Members by No Later Than February 21

Board Election to Be Held at Annual Shareholder Meeting (NYSE: PCG)

Board has “failed” the Company, shareholders, customers, employees & the people of California

“There is no imminent financial crisis – there is a leadership crisis.”

“It is time for shareholders to step up.”

New York, NY--Jan 24, 2019—BlueMountain Capital Management, LLC (“BlueMountain”), a private diversified alternative asset management firm, today issued an open letter to Shareholders of PG&E Corporation saying it plans to announce a “New Slate” of Board Members by no later than February 21. The Board Election will be held at the Annual Shareholder Meeting, slated for May 21.

“The Current Board has not only failed the Company and its shareholders; it has failed its customers; it has failed its employees; and, it has failed the people of California,” reads the letter. “The Company has lost the public’s trust, and it has severely damaged its relationship with regulators and elected officials.”

“A publicly regulated utility needs a strong working partnership with the public sector. In order to rebuild essential relationships and restore trust, the Company needs an entirely new board,” the letter continues. “We expect the New Slate would insist the Company work collaboratively with the state of California and its citizens to transform the Company.”

“The Current Board has chosen to do just the opposite. As you are undoubtedly aware, the Current Board announced their intention to file a voluntary, costly, and unnecessary bankruptcy, which, in our view, violates their fiduciary duties to the Company and to you.”

“We plan to nominate a New Slate that will provide appropriate oversight and ensure the Company has a strong and experienced management team, a strategy to address its challenges, and an effective implementation plan,” the letter says.

The full text of the letter can be viewed on BlueMountain’s website here: https://www.bluemountaincapital.com/what-is-new/

About BlueMountain Capital Management, LLC

BlueMountain Capital Management, LLC (“BlueMountain”) is a diversified alternative asset management firm managing approximately $19 billion of assets. BlueMountain’s diverse team of professionals in New York and London is supported by the firm’s institutionalized and proprietary infrastructure, including specialized operations and risk management technology. For more information about BlueMountain, please visit: www.bluemountaincapital.com

Media Contact:

Tom Vogel

Dukas Linden Public Relations

(646) 808-3663

BMCM@dlpr.com

PG&E Stakeholder Contact:

pcg@bluemountaincapital.com

SOURCE: BlueMountain Capital Management, LLC

280 Park Avenue

12th Floor

New York, NY 10017

T. 212 905 3900

F. 212 905 3901

January 24, 2019

The shareholders of PG&E Corporation (“PG&E” or the “Company”)

Dear shareholders:

Like you, funds that we manage own shares of the Company. We write to inform you of our intention to nominate a full slate of new directors (the “New Slate”) to replace PG&E’s current Board of Directors (the “Current Board”).

We expect to announce the New Slate no later than February 21, 2019. As a reminder, a board election will be held in connection with the Annual Meeting of shareholders, which is expected to be held on May 21, 2019. We urge you to exercise your rights and duties as owners and participate in that election. It is time for shareholders to step up.

The Current Board has not only failed the Company and its shareholders; it has failed its customers; it has failed its employees; and, it has failed the people of California. The Company has lost the public’s trust, and it has severely damaged its relationship with regulators and elected officials.

A publicly regulated utility needs a strong working partnership with the public sector. In order to rebuild essential relationships and restore trust, the Company needs an entirely new board. Public officials are pleading for a change at the top. State Senator Jerry Hill called for “a shareholder revolt that forces a change in leadership on the [Company’s] board.”1 Michael Picker, the president of the California Public Utilities Commission (“CPUC”), highlighted the Current Board’s lack of accountability and declared the Current Board an impediment to change.2 State Senator Bill Dodd has demanded “systemic change,” including the board and an end to the status quo. He said the Company has to “clean house.”3

Reactions from the public sector are not surprising. Shareholders should listen. On the Current Board’s watch, Northern California has been ravaged by wildfires; victims have endured unimaginable loss. Half of the Current Board presided during the San Bruno pipeline explosion, for which the Company was found criminally liable. Recently, the Company has been accused of falsifying tens of thousands of safety records.4 The Current Board is accountable for these failures. It is well past time for a change.

We plan to nominate a New Slate that will provide appropriate oversight and ensure the Company has a strong and experienced management team, a strategy to address its challenges, and an effective implementation plan. We expect the New Slate would insist the Company work collaboratively with the state of California and its citizens to transform the Company.

The Current Board has chosen to do just the opposite. As you are undoubtedly aware, the Current Board announced their intention to file a voluntary, costly, and unnecessary bankruptcy, which, in our view, violates their fiduciary duties to the Company and to you.

The CPUC has warned that a PG&E bankruptcy will have adverse consequences to the public. Senator Dodd has said that bankruptcy is “not good for victims and not good for ratepayers.”5 Advocates for wildfire victims rightly worry that bankruptcy will delay and impair restitution.6 Consumer advocates worry about “chaos” and keeping the lights on.7

In two letters to the Current Board, we have explained that a bankruptcy is entirely avoidable.8 The Company is solvent and has ample liquidity. Yesterday, even a former CPUC commissioner bluntly noted that the Company has other viable options.9

The Current Board has been unwilling to pursue other options. Instead of rolling up their sleeves and getting to work, Current Board members are poised to concede defeat and pass the buck to a bankruptcy judge. There is no imminent financial crisis – there is a leadership crisis.

Regulators and elected officials are rightfully furious at PG&E’s directors and executives and understandably do not want to reward failure. At the same time, regulators and elected officials want “healthy” utilities.10 The message is clear; the issue is the leadership, not the balance sheet. When sound governance is restored, and structural issues addressed, the Company will resolve its financial issues.

A New Slate will bring a fresh perspective and consider all options. We will nominate new directors with diverse backgrounds and experience, with an appreciation for the commitment needed to fix PG&E, and with the ability and determination to make lasting change.

With a fresh perspective and renewed determination, a new board will have an opportunity to replenish goodwill with all customers and regulators and begin the transformation to a safer utility. Californians deserve a say in PG&E’s future, and a new board should work side-by-side with Governor Newsom, the legislature, and the CPUC to find solutions that work. These solutions could include:

-	selecting new officers and executives who have a demonstrated ability to build an organizational safety culture from the top down;

-	evaluating strategic alternatives, including asset sales, partnerships, spinoffs, service territory divisions, and even a fair-value municipalization of parts of the company;

-	evaluating ways to keep rates down, such as restoring investment grade ratings, settling cases for cost recovery and rates of return, or utilizing securitization for stranded costs;

-	cooperating with the federal court overseeing the probation to fulfill the conditions of probation and ensure that “only safe operation” is allowed;[11]

-	evaluating a range of technologies, including underground lines, insulated wires, upgraded reclosers, and hardened poles; and,

-	working to minimize the customer harm created by public safety power shutoffs, such as by providing backup generators or battery storage to the most vulnerable customers.

Unfortunately, we expect that the Current Board will continue their indifferent approach to governance and file for bankruptcy. But bankruptcy cannot be used as a sword, nor as a tool of entrenchment. Shareholders retain their corporate governance rights in bankruptcy, including the ability to replace directors and call special meetings.12 We will persist in our campaign to bring accountability, even if the Current Board follows through on its ill-advised plan to file for bankruptcy.

We believe that the damage caused by the Company’s plans to file for a multi-year bankruptcy can be mitigated if shareholders demand accountability and replace the Current Board. After the Annual Meeting, a new board would have a mandate to undertake a reasonable solvency analysis with disinterested advisors. A new board would also have the ability to investigate the decisions that led to the Company’s value-destroying bankruptcy announcement and take appropriate action.

If a new board agreed with the overwhelming evidence that PG&E is solvent, it could exit bankruptcy on an expedited basis without impairing creditors. As we discussed in our letter to the Current Board, dated January 17, 2019, there is abundant evidence that PG&E is solvent.13 We noted that 18 Wall Street analysts and three credit ratings agencies found PG&E solvent, with a consensus equity valuation of $20 billion as of December 31, 2018. Since then, there has been no material change to the value of the Company’s assets or liabilities. The only changes have been the Current Board’s announcement of its intention to file for bankruptcy. With proper corporate governance and appropriate resolution of liabilities in the ordinary course, we believe that PG&E common stock could be worth in excess of $50 per share.

Thank you for your consideration. We hope you will follow our efforts as we announce our nominees. If shareholders elect the board that all stakeholders deserve, then the Company can achieve an outcome that enhances safety, improves customer service, and restores investor confidence in PG&E.

Sincerely,

BlueMountain Capital Management, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with their intended proxy solicitation, BlueMountain Capital Management, LLC and its affiliates (“BlueMountain”), together with the other participants named below, intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to solicit shareholders in connection with the 2019 annual meeting of shareholders of PG&E Corporation (the “Company”).

BLUEMOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons may be deemed to be participants in any such proxy solicitation: Blue Mountain Credit Alternatives Master Fund L.P. (“BMCA”), BlueMountain Foinaven Master Fund L.P. (“BMF”), BlueMountain Foinaven GP, LLC (“BMF GP”), BlueMountain Logan Opportunities Master Fund L.P. (“BMLO”), BlueMountain Summit Trading L.P. (“BMST”), BlueMountain Summit Opportunities GP II, LLC (“BMST GP”), BlueMountain Fursan Fund L.P. (“BMFF”), BlueMountain Kicking Horse Fund L.P. (“BMKH”, and together with BMCA, BMF, BMLO, BMST and BMFF, the “BlueMountain Funds”), BlueMountain Kicking Horse Fund GP, LLC (“BMKH GP”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Capital Management, LLC (“BMCM”), Andrew Feldstein, the Chief Executive Officer and Chief Investment Officer of BMCM, Michael Liberman, the Co-President and Chief Operating Officer of BMCM, Stephen Siderow, the Co-President of BMCM, and the nominees for election as directors of the Company. Certain of these persons hold direct or indirect interests in securities of the Company as follows: BMCA holds 4,714,216 shares of common stock of the Company; BMF is the holder and beneficial owner of 1,502,845 shares of common stock of the Company and options to purchase 301,600 shares of common stock of the Company; BMF GP, the general partner of BMF, may be deemed to beneficially own the securities of the Company beneficially owned by BMF; BMLO holds 1,068,291 shares of common stock of the Company and options to purchase 199,200 shares of common stock of the Company; BMST is the holder and beneficial owner of 1,702,892 shares of common stock of the Company, options to purchase 959,800 shares of common stock of the Company, and cash-settled total return swaps referencing 3,099,578 shares of common stock of the Company; BMST GP, the general partner of BMST, may be deemed to beneficially own the securities of the Company beneficially owned by BMST; BMFF is the holder of 1,643,498 shares of common stock of the Company and options to purchase 212,500 shares of common stock of the Company; BMKH is the holder and beneficial owner of 654,133 shares of common stock of the Company and options to purchase 223,900 shares of common stock of the Company; BMKH GP, the general partner of BMKH, may be deemed to beneficially own the securities of the Company beneficially owned by BMKH; GP Holdings, the sole owner of BMF GP, BMST GP and BMKH GP, may be deemed to beneficially own the securities of the Company beneficially owned by BMF, BMST and BMKH; and BMCM, the investment manager to each of the BlueMountain Funds, is the beneficial owner of the securities of the Company held by each of the BlueMountain Funds.

[1]	https://www.sfchronicle.com/business/article/Key-lawmaker-calls-for-systematic-change-in-13482108.php#photo-15757130
[2]	https://www.sfgate.com/california-wildfires/article/PG-E-review-may-include-board-shakeup-California-13399917.php

https://www.sfchronicle.com/business/article/Key-lawmaker-calls-for-systematic-change-in-13482108.php

[3]	https://www.sfchronicle.com/business/article/Key-lawmaker-calls-for-systematic-change-in-13482108.php
[4]	http://docs.cpuc.ca.gov/PublishedDocs/Published/G000/M246/K120/246120841.PDF
[5]	http://www.ksro.com/2019/01/11/interview-state-senator-bill-dodd-on-governor-newsoms-newly-released-budget/
[6]	https://abc7news.com/business/wildfire-victims-urge-lawmakers-to-keep-pg-e-out-of-bankruptcy/5101939/
[7]	https://www.sfchronicle.com/business/article/Does-PG-E-need-to-file-for-bankruptcy-Erin-13553334.php
[8]	https://www.bluemountaincapital.com/wp-content/uploads/2019/01/BlueMountain-letter-to-PGE-dated-1.17.19.pdf

https://www.bluemountaincapital.com/wp-content/uploads/2019/01/BlueMountain-letter-to-PGE-dated-1.22.19.pdf

[9]	https://abc7news.com/business/wildfire-victims-urge-lawmakers-to-keep-pg-e-out-of-bankruptcy/5101939/
[10]	https://www.bloomberg.com/news/articles/2019-01-09/as-pg-e-crisis-deepens-california-s-new-boss-hints-at-a-plan
[11]	https://www.bloomberg.com/news/articles/2019-01-15/pg-e-can-t-escape-judge-whose-wildfire-risk-tolerance-is-zero
[12]	In re Johns-Manville Corp., 801 F.2d 60 (2nd Cir. 1986), Jacobsen v. AEG Capital Corp., 50 F.3d 1493, 1501 (9th Cir. 1995), In re SS Body Armor I, Inc., 2015 BL 92780, 527 B.R. 597 (Bankr. Del. 2015),
[13]	https://www.bluemountaincapital.com/wp-content/uploads/2019/01/BlueMountain-letter-to-PGE-dated-1.22.19.pdf